As filed with the Securities and Exchange Commission on July 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Precision BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4206017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

302 East Pettigrew Street, Suite A-100 Durham, North Carolina	27701
(Address of Principal Executive Offices)	(Zip Code)

Precision BioSciences, Inc. 2019 Incentive Award Plan, as Amended and Restated

Precision BioSciences, Inc. 2021 Employment Inducement Incentive Award Plan

(Full title of the plans)

Dario Scimeca

General Counsel & Secretary

Precision BioSciences, Inc.

302 East Pettigrew Street, Suite A-100

Durham, North Carolina 27701

(Name and address of agent for service)

(919) 314-5512

(Telephone number, including area code, of agent for service)

Copy to:

Peter N. Handrinos, Esq.

Nathan Ajiashvili, Esq.

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 1,880,000 shares of the Registrant’s common stock, $0.000005 par value per share (the “Common Stock”), consisting of (i) 1,680,000 shares of Common Stock that may become issuable under the Precision BioSciences, Inc. 2019 Incentive Award Plan, as Amended and Restated (the “2019 Plan”) and (ii) 200,000 shares of Common Stock that became issuable under the Precision BioSciences, Inc. 2021 Employment Inducement Incentive Award Plan (as amended, the “Inducement Plan”). The additional shares registered pursuant to the 2019 Plan and the Inducement Plan are of the same class as other securities relating to the 2019 Plan and the Inducement Plan for which the Registration Statements on Form S-8 (File Nos. 333-230671, 333-259369 and 333-267079) filed on April 1, 2019, September 7, 2021 and August 26, 2022, respectively, are effective.

Pursuant to Instruction E of Form S-8, the contents of the above referenced prior registration statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein, except for Item 8, which is being updated by this Registration Statement.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Precision BioSciences, Inc.	8-K	001-38841	3.1	04/01/2019

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Precision BioSciences, Inc.	8-K	001-38841	3.1	02/13/2024

4.3	Amended and Restated Bylaws of Precision BioSciences, Inc.	10-Q	001-38841	3.2	12/22/2023

4.4	Specimen Common Stock Certificate	S-1/A	333-230034	4.1	03/18/2019
5.1	Opinion of Latham & Watkins LLP					*

23.1	Consent of Deloitte & Touche LLP					*

23.2	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)					*

24.1	Power of Attorney (included on signature page)					*

99.1	2019 Incentive Award Plan, as Amended and Restated, and forms of award agreements thereunder					*

99.2	2021 Employment Inducement Incentive Award Plan, and form of award agreements thereunder	S-8	333-259369	99.3	09/07/2021

99.3	Amendment, effective as of August 22, 2022, to the Precision BioSciences, Inc. 2021 Employment Inducement Incentive Award Plan	S-8	333-2670079	99.4	08/26/2022

99.4	Amendment, effective as of June 4, 2024 to the Precision BioSciences, Inc. 2021 Employment Inducement Incentive Award Plan					*

107	Filing Fee Table					*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 1st day of July 2024.

PRECISION BIOSCIENCES, INC.

By:	/s/ Dario Scimeca
Dario Scimeca General Counsel & Secretary

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael Amoroso, John Alexander Kelly, and Dario Scimeca, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration

Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael Amoroso Michael Amoroso	President and Chief Executive Officer and Director (principal executive officer)	July 1, 2024

/s/ John Alexander Kelly John Alexander Kelly	Chief Financial Officer (principal financial and accounting officer)	July 1, 2024

/s/ Melinda Brown	Director	July 1, 2024
Melinda Brown

/s/ Kevin J. Buehler Kevin J. Buehler	Director	July 1, 2024

/s/ Stanley R. Frankel Stanley R. Frankel, M.D.	Director	July 1, 2024

/s/ Geno Germano Geno Germano	Director	July 1, 2024

/s/ Shari Lisa Piré Shari Lisa Piré	Director	July 1, 2024

/s/ Sam Wadsworth, Ph.D.	Director	July 1, 2024
Sam Wadsworth, Ph.D.